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                                                                      Exhibit 12

                          West Texas Utilities Company
                       CRatio of Earnings to Fixed Charges
                        For The Years Ended December 31

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                                 2001      2000      1999      1998      1997
                                          (thousands, except ratios)

Operating Income.............. $33,390   $52,341   $53,799   $59,276   $44,584
Adjustments
  Income Taxes................  18,733     6,552     4,186    28,088    11,294
  Provision for
    Deferred Income
      Taxes................... (11,891)    8,164    12,026    (6,626)     (945)
Deferred Investment
      Tax Credits.............  (1,271)   (1,271)   (1,275)   (1,321)   (1,321)
Changes for Investments and
  Plant Development Costs,
  Net of Tax..................    -         -         -         -         -
Other Income and Deductions...   2,199    (1,787)    2,126     2,034     1,237
Allowance for Borrowed and
  Equity Funds Used During
  Construction................   1,126     1,416     1,025     1,347       920
    Earnings.................. $42,286   $65,415   $71,887   $82,798  $ 55,769

Fixed Charges:
 Interest on
   Long-term Debt............. $16,842   $18,017   $20,352   $20,352   $20,352
 Interest on
   Short-term Debt............   7,563     6,503     4,731     4,580     4,911
    Fixed Charges............. $24,405   $24,520   $25,083   $24,932   $25,263

Ratio of Earnings to
  Fixed Charges...............    1.73      2.66      2.86      3.32      2.20

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